EXHIBIT 99.1

Sutron Reports Record Fourth Quarter Operating Results

April 14, 2010, Sterling, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for the three months and twelve months ended December 31, 2009.

Financial Highlights

Net income for the fourth quarter ended December 31, 2009 was $1,203,084 or $.26 per share compared to a net loss of $221,542 or $.05 per share for the same quarter last year.  Net income for the twelve months ended December 31, 2009 was $2,228,601 or $.49 per share compared to net income of $499,308 or $.11 per share for the twelve month period last year.  Sales for the fourth quarter ended December 31, 2009 were $7,952,365 compared to $3,701,489 in the fourth quarter of 2008.  Sales for the twelve months ended December 31, 2009 were $20,851,144 compared to $15,941,328 in the same twelve month period of 2008.

“We are excited to announce record sales and net income in the fourth quarter of 2009," reported Raul McQuivey, CEO of Sutron. “Our gross margin as a percentage of revenues improved to 41% in the fourth quarter of 2009 as compared to 28% in the fourth quarter of 2008 due to the increased sales volume.  Our operating income increased to $1,947,952 in the fourth quarter of 2009 as compared to an operating loss of $291,281 in 2008. We recognized revenues of approximately $2.3 million on our contract with Dominion/ADASA where we are providing 631 rainfall, hydrological, meteorological, and agricultural satellite stations for a Hydro-Met Monitoring System in Venezuela.  In the fourth quarter of 2009, other sales drivers were equipment shipments totaling approximately $904,000 to a federal customer and revenues of approximately $534,000 that were recognized on our contract to provided 224 agricultural monitoring stations for Tamil Nadu Agricultural University in India.”

“For the year ended December 31, 2009, we experienced record customer orders or bookings, record sales, record operating income, record net income and record earnings per share. In just about every financial category, we met our budget, forecasts, goals and expectations in 2009. We are pleased to report that we have been profitable for six consecutive years and have cash totaling approximately $5,700,000 in the bank as of December 31, 2009.  We are taking into 2010 a record backlog of $11,908,000.  We also submitted a record number of proposals in 2009 that totaled approximately $45,000,000.  We anticipate that several of these projects will be awarded to us in the first six months of 2010. We are projecting to have another record year in 2010.”

About Sutron Corporation

Headquartered in Sterling, Virginia, Sutron designs, manufactures and sells hydrological, meteorological and oceanic monitoring products, systems and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies.  Sutron is a project driven business and the Company’s quarterly results may fluctuate substantially based upon large contract awards that are difficult to project in terms of timing and may be delayed due to the differing time frames in securing government approvals.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading “Business” and “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-KSB filed on March 31, 2008. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION FINANCIAL SUMMARY

	For the Three Months Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2009	2008
Sales	$7,952,365	$3,701,489
Gross profit	3,247,606	1,050,741
Operating income	1,947,952	(291,281)
Net income	$1,203,084	$(221,542)
PER SHARE AMOUNTS:
Basic income per share	$.26	$(.05)
Diluted income per share	$.24	$(.04)

	For the Twelve Months Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2009	2008
Sales	$20,851,144	$15,941,329
Gross profit	8,730,169	5,491,643
Operating income	3,332,717	718,917
Net income	$2,228,601	$499,308
PER SHARE AMOUNTS:
Basic income per share	$.49	$.11
Diluted income per share	$.45	$.10